As filed with the Securities and Exchange Commission on 1
March, 1995

Registration No. 33-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933


                                DEERE & COMPANY
             (Exact name of registrant as specified in its charter)

Delaware                               36-2382580
State or other jurisdiction of    (I.R.S. employer identification
incorporation or organization)     no.)

John Deere Road, Moline, Illinois  61265
(Address of Principal Executive Offices)

JOHN DEERE EQUITY INCENTIVE PLAN
(Full title of the plan)


Frank S. Cottrell
Deere & Company
John Deere Road
Moline, Illinois 61265
309/765-4675
(Name and address and telephone number of agent for service)

             Calculation of Registration Fee

Title of securities
to be registered
Common Stock, $1 par value (3)

Amount to be registered(1)
1,000,000 Shares

Proposed maximum offering price
per share(1)
$75.8125

Proposed maximum aggregate offering price (1)
$75,812,500

Amount of registration fee(2)
$26,142.24

(1) Calculated in accordance with rule 457(c) on the basis of the average of high and low sales prices of the Common
Stock on February 27, 1995 on the New York Stock Exchange.
(2)  1/29th of 1% of the maximum aggregate offering price.
(3) Pursuant to the registrant's Rights Agreement, as amended, each share of Common Stock includes a right to purchase certain shares of Preferred Stock which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

       PART II - INFORMATION REQUIRED IN THE REGISTRATION
STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents filed by Deere & Company (the
"Company") with
the Securities and Exchange Commission (the "Commission") (File
No. 1-4121) are
incorporated herein by reference:

          1. The Company's annual report on Form 10-K for the fiscal year ended
October 31, 1994, filed pursuant to the Securities Exchange Act of 1934, as amended (the
"Exchange Act");

          2.   The Company's definitive proxy statement dated
January 13, 1995
filed in connection with its annual meeting held February 22, 1995;

          3.   The Company's current reports on Form 8-K dated
December 6, 1994
and February 21, 1995;

          4. The description of the Company's common stock included in the
Registration Statement on Form 8-B dated July 3, 1958, as amended on Form 8 dated
February 17, 1981, including any amendment or report filed for the purpose of updating such description; and

          5.   The description of the Company's Preferred Stock
Purchase Rights
included in the Registration Statement on Form 8-A dated December
14, 1987.

          All documents subsequently filed by the Company pursuant to Section 13(a),
13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all the shares of the Company's Common Stock offered hereby have been sold or which deregisters all the shares of the Company's Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration
Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          The validity of the shares offered under the Registration Statement is being passed upon for the Company by Frank S. Cottrell, Vice President, General Counsel and
Secretary of the Company. Mr. Cottrell is an executive officer and employee of the
Company and, as such, participates in various benefit plans of the Company and may in the future participate in the John Deere Equity Incentive Plan. By reason of such participation, Mr. Cottrell owns, and holds options to purchase, shares of Common Stock of the Company.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of Delaware authorizes the
Company to indemnify its directors and officers under specified circumstances. Article
SEVENTH of the restated certificate of incorporation of the Company provides in effect that the Company shall provide certain indemnification to such persons. Article NINTH of the restated certificate of incorporation of the Company eleminates the liability of a director to the Company or its stockholders for monetary damages for breaches of his or her fiduciary duty, provided that such liability does not arise from certain proscribed conduct.

     The Company has contracts of indemnification with its directors and officers providing that they shall be indemnified to the fullest extent permitted by law. The contracts also provide: (1) that, in the event of a change in control, determinations concerning indemnification shall thereafter be made by independent counsel, instead of the board of directors; (2) that, if indemnification is not available, in whole or in part, contribution shall be paid by the Company in a proportion based upon the relative benefits to, and relative fault of, the Company and the director or officer in the action or inaction, and other equitable considerations; and (3) that any legal action, brought by or on behalf of the Company against any director or officer party to such contract, shall be brought within the shorter of two years from the date of accrual of such cause of action or the applicable period of limitations for such cause of action.

     The directors and officers of the Company are insured, under policies of insurance maintained by the Company within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.   Exemptions from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

     4.1  Restated Certificate of Incorporation of the Company
(incorporated by
          reference to Exhibit 3.1 to the registrant's quarterly report on Form 10-Q for the period ended April 30, 1993).

     4.2 By-Laws of the Company as Amended (incorporated by reference to Exhibit
          3.3 to the registrant's annual report on Form 10-K for the fiscal year ended
          October 31, 1994).

     4.3  Certificate of Designation, Preferences and Rights of
Series A Participating
          Preferred Stock, dated December 18, 1987 (incorporated by reference to
          Exhibit 3.2 to the registrant's quarterly report on Form 10-Q for the period ended April 30, 1993).

     4.4 John Deere Equity Incentive Plan (incorporated by reference to Exhibit B to the registrant's definitive proxy statement dated
January 13, 1995 filed in
          connection with its annual meeting held February 22,
1995).

     4.5  Form of Equity Incentive Grant Certificate.

     4.6  Form of Equity Incentive Grant Letter Agreement.

     5    Opinion and consent of Frank S. Cottrell, Esq.

     23.1 Consent of Frank S. Cottrell, Esq. (included in Exhibit
5)

     23.2 Consent of Deloitte & Touche llp

Item 9.   Undertakings.

     (a)  Rule 415 Offering.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
10(a)(3) of the
                    Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration
statement (or the most
                    recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in
the registration
                         statement or any material change to such
information in the
                         registration statement;

               provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not
          apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
          Commission by the registrant pursuant to Section 13 or 15(d) of the
          Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities
               Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the
          Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the
          Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Undertaking Regarding Indemnification Provisions if
Filing of Registration
          Statement on Form S-8.

          Insofar as indemnification for liabilities arising under the Securities Act of
          1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
          Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on
Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rock Island,
State of Illinois, on 1 March 1995.


                        DEERE & COMPANY

                      By:/s/ Hans W. Becherer
                         Hans W. Becherer
                         Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

     Each person signing below hereby appoints Hans W. Becherer, David H.
Stowe, Jr. and Frank S. Cottrell and each of them as his or her attorney-in-fact to execute and file such amendments to this registration statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to enable Deere &
Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature                Title                         Date

/s/Hans W. Becherer   Chairman, Director and
Hans W. Becherer   Chief Executive Officer
                   (principal executive officer)

/s/Pierre E. Leroy    Senior Vice President,
Pierre E. Leroy    Principal Financial Officer
                   and Principal Accounting
                   Officer

/s/John R. Block      Director
John R. Block

/s/Leonard A. Hadley  Director                  1 March 1995
Leonard A. Hadley

Signature                Title


/s/Regina E. Herzlinger     Director
Regina E. Herzlinger

/s/Samuel C. Johnson        Director
Samuel C. Johnson

/s/Arthur L. Kelly          Director                 1 March 1995
Arthur L. Kelly

/s/A. Santamarina V.        Director
A. Santamarina V.

/s/William A. Schreyer      Director
William A. Schreyer

/s/David H. Stowe, Jr.      Director
David H. Stowe, Jr.

/s/J. R. Walter             Director
J. R. Walter

/s/Arnold R. Weber          Director
Arnold R. Weber

                             INDEX TO EXHIBITS




Exhibit
Number                                                       Page



4.1  Restated Certificate of Incorporation of the Company
(incorporated by
     reference to Exhibit 3.1 to the registrant's quarterly report on Form 10-Q for the period ended April 30, 1993).

4.2 By-Laws of the Company as Amended (incorporated by reference to
     Exhibit 3.3 to the registrant's annual report on Form 10-K for the fiscal year ended October 31, 1994).

4.3  Certificate of Designation, Preferences and Rights of Series
A
     Participating Preferred Stock, dated December 18, 1987
(incorporated by
     reference to Exhibit 3.2 to the registrant's quarterly report on Form 10-Q for the period ended April 30, 1993).

4.4 John Deere Equity Incentive Plan (incorporated by reference to Exhibit B to the registrant's definitive proxy statement dated January
13, 1995 filed
     in connection with its annual meeting held February 22,
1995).

4.5  Form of Equity Incentive Grant Certificate.            10

4.6  Form of Equity Incentive Grant Letter Agreement.       11

5    Opinion and consent of Frank S. Cottrell, Esq.         13

23.1 Consent of Frank S. Cottrell, Esq.
(included in Exhibit 5)                                     13

23.2 Consent of Deloitte & Touche llp                       14

                                                     EXHIBIT 4.5


                              DEERE & COMPANY
                          Equity Incentive Grant
                             (NONTRANSFERABLE)


<<name>>
Granted MM/DD/YR
<<unit_name>>, <<location>>
<<awardshrs>> Shares


Deere & Company (Company) makes the Incentive Grant (Grant) to the above employee
(Participant) of the Company or a subsidiary, pursuant to the John Deere Equity Incentive
Plan (Plan). This Grant entitles the Participant to receive from the Company shares of its common stock, $1 par value (Shares), in the number set forth above, or a portion thereof as determined pursuant to the Plan, without payment to the Company, at such time as certain limitations established by the Board of Directors Committee on Compensation
(Committee) shall lapse. Except as otherwise provided in the Plan (including but not limited to the Committee's authority to determine the period during which the Shares shall remain subject to limitations and provisions relating to termination of employment) and depending upon Company achievement of predetermined performance goals, all or a portion of the Grant will be freed of limitations (Vested) at the end of the performance period.
The portion Vested, if any, will equal the product of the number of shares not previously
Vested or forfeited and held for at least one performance period, times the percentage of the performance target achieved by the Company. Any Shares not Vested within eight (8) years after the date of this Grant shall automatically be forfeited. Except as otherwise provided in the Plan, from the time this Grant is made and during the time the limitations remain in force, such Participant shall receive payment for all dividends declared by the
Company and shall have full voting rights as to the Shares.

The Plan as in effect on the date of this Grant, and as it may be amended from time to time, is incorporated in this Grant by reference along with the Equity Incentive Grant Letter
Agreement (Agreement) signed by the Participant, and all rights conferred by this Grant are subject to the Plan and the Agreement.

Receipt of the Shares shall not be endorsed on this instrument, and if the Committee at any time accelerates the date of lapse of limitations with respect to all or any part of the Shares
Granted, all subsequent rights to receive Shares shall be limited to the number of Shares not previously received, regardless of the original number of Shares appearing on this certificate.

                         Granted  in Rock Island County, Illinois
                         DEERE & COMPANY


                         By:______________________________
                                      Authorized Officer

                                                  EXHIBIT 4.6



<<Date>>

<<Name>>
<<Unit>>
<<Location>>

Dear <<Name>>:

I am pleased to advise you that, subject to shareholder approval at the annual stockholders' meeting on February
22, 1995, you have been selected to receive an Equity Incentive Grant (Grant) of <<awardshrs>> shares of Deere & Company Common Stock (Shares) pursuant to the John Deere Equity Incentive Plan (Plan). Since immediate action is required on your part, I ask you to read this letter carefully. Please note that your signature is required at the bottom of page two.

Participation in the Plan is currently limited to senior executive officers of Deere & Company (Company) as determined by the Board of Directors Committee on Compensation
(Committee).  The Shares are an element
of total executive compensation designed as a long-term incentive to encourage ownership and focus thinking on shareholder value.

Individual Grants are calculated on annual base compensation at the date of Grant times a percentage guideline based on salary grade divided by the stock price. The result is then multiplied by two, for the two years covered by the Grant, to determine the number of shares received. As a sample calculation, if you are in salary grade
__ earning $_______ per year, your percentage guideline is __% or $_______. That figure is divided by the stock price on Grant date, as an example $__, which equals _____ shares. The _____ shares are multiplied by two, which equals a grant of _____ shares.

Grants are subject to certain vesting requirements detailed below. Prior to vesting, the Shares will be held for you by the Company. Any Shares which do not vest within eight
(8) years after the date of Grant shall
automatically be forfeited.

In addition to the required shareholder approval, your Shares are subject to the following provisions:

(1) Limitation Period. Except as provided in paragraph (4) below and depending upon Company achievement of predetermined performance goals, all or a portion of the Grant will be freed of limitations (Vested) at the end of the Performance Period. The portion Vested, if any, will equal the product of the number of shares not previously Vested or forfeited and held for at least one Performance Period, times the percentage of the Performance Target achieved by the Company. For purposes of the current Grant, the initial Performance
Period begins November 1, 199_ and ends October 31, 199_. The Committee may, at its discretion, establish additional Performance Periods for the Grant but under the current Plan no Performance Period for the Grant may end after October 31, ____. The Performance Targets are as previously established by the Committee and are based on revenue growth compared to a market average and relative return on assets. When the limitations lapse, you will receive the Vested Shares.

You may not sell, transfer, give, or hypothecate the Shares while they are subject to the limitations.

(2) Voting Rights. You have full voting rights with respect to the Shares held for you by the Company during the limitation period.

(3) Dividends and other Distributions. You are entitled to receive cash dividends on the Shares held for you by the Company during the limitation period. If any stock dividends are declared, they will be held for you by the Company subject to the same limitations regarding transferability as the Shares upon which the stock dividends were paid.

(4)    Termination of Employment.

 (a) If you terminate employment due to death, disability, or normal retirement during the restriction period, the Shares would continue to be subject to the limitations until and unless the performance goals are achieved or the Shares are forfeited as described above.

 (b) If your employment terminates due to early retirement, a portion, as determined under the Plan, of each Grant then held by you would continue to be subject to limitations until and unless the performance goals are achieved or the shares are forfeited. The remaining portions of your Grants would be forfeited by you. However, in such an event, the Committee may, at its discretion, waive such forfeiture for all or any portion of such Grants.

 (c) If your employment terminates for any other reasons not specifically mentioned herein, all
 Shares held for you at that time by the Company would automatically be forfeited by you. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall this document affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time.

(5) Conformity with Plan. Your Grant is intended to conform in all respects with the Plan. Inconsistencies between this letter and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this letter, you agree to be bound by all the terms of the Plan and restrictions contained in this letter. All definitions stated in the Plan shall be fully applicable to this letter.

(6) Tax Consequences. Attached is a Bulletin and Election Statement covering the current federal tax rules applicable to Grant Shares. As these rules are subject to change, you should consult your tax advisor prior to making any decisions with respect to the Shares. The Bulletin describes the election to have shares withheld to satisfy tax withholding obligations upon vesting. The Bulletin also describes two options you have regarding tax treatment of the Shares:

 (a) on the date the limitations lapse, an amount equal to the number of Vested Shares times the fair market value on the Vesting date will be taxed to you as ordinary income; or

 (b) you may choose to make a Section 83(b) election to recognize the income in the year the shares are granted. This would allow you to recognize any future appreciation from the date of Grant as capital gain income when you dispose of the Shares. However, note that capital gains are currently taxed at ordinary income rates, thus this election may not be appropriate. In addition, should you later forfeit any
 Shares for any reason, taxes paid as a result of the Section 83 election cannot be recouped.

This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.
Please execute this letter in the space provided to confirm your understanding and acceptance of this letter agreement. You may make a photocopy for your records if you wish. After this original letter is signed and returned in the enclosed envelope, your certificate and a copy of your current Grant Share history will be sent by return mail.

                      DEERE & COMPANY

                      By:_____________________________________
                      Michael S. Plunkett, Senior Vice President

The undersigned hereby acknowledges having read the Plan and this letter, and hereby agrees to be bound by all the provisions set forth in the Plan and this letter.


                      ________________________________________
                           <<NAME>>
Enclosure:  Election Statement
       Tax Letter

                                               EXHIBIT 5
DEERE & COMPANY
JOHN DEERE ROAD
MOLINE, ILLINOIS 61265


FRANK S. COTTRELL
Vice President,
General Counsel and Secretary




1 March 1995


Deere & Company
John Deere Road
Moline, Illinois  61265

Dear Sirs:

      1,000,000 Shares of Deere & Company Common Stock, $1 Par
Value

In connection with the proposed issuance of a maximum of 1,000,000 shares of Deere &
Company (Company) common stock (shares), $1 par value, which have been or may be granted under the John Deere Equity Incentive Plan (plan), I have examined originals, or copies certified or otherwise identified to my satisfaction, of the plan, form of equity incentive grant certificate and letter agreement to be issued pursuant to the plan, and such other documents, corporate and other records, certificates and papers as I deemed necessary to examine for the purpose of this opinion.

Based upon such examination, it is my opinion as General Counsel to the Company that:

     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the state of Delaware.

     2. Such of the 1,000,000 shares as may be issued in accordance with the plan will upon such issuance be legally issued, fully paid and non-assessable shares of Deere
     & Company common stock, $1 par value.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement
(Registration Statement) of the plan on Form S-8, and further consent to the use of my name wherever appearing in the Registration Statement.

Sincerely,



/s/ Frank S. Cottrell
Frank S. Cottrell


FSC/mm

                                                  EXHIBIT 23.2

DELOITTE &
     TOUCHE LLP

   Two Prudential Plaza            Telephone: (312) 946-3000
   180 North Stetson Avenue        Facsimile:  (312) 946-2600
   Chicago, Illinois   60601-6779









INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration
Statement of the John
Deere Equity Incentive Plan on Form S-8 of our report dated
December 7, 1994, appearing
in the Annual Report on Form 10-K of Deere & Company for the year ended October 31,
1994.









/s/  Deloitte & Touche llp

DELOITTE & TOUCHE LLP

March 1, 1995